February 2011 Pricing Sheet dated February 23, 2011 relating to Preliminary Pricing Supplement No. 684 dated February 17, 2011 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due February 27, 2015
PRICING TERMS – FEBRUARY 23, 2011
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	February 23, 2011
Original issue date:	February 28, 2011 (3 business days after the pricing date)
Maturity date:	February 27, 2015
Aggregate principal amount:	$2,215,000
Interest:	None
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund (the “shares”)
Payment at maturity:
•      If the final share price is greater than the initial share price:
$1,000 + the greater of (i) $1,000 x the share percent change and (ii) the upside payment
•      If the final share price is less than or equal to the initial share price but greater than or equal to $51.187 (85% of the initial share price), meaning the final share price has remained unchanged or has declined from the initial share price by an amount less than or equal to the buffer amount of 15%:
$1,000
•      If the final share price is less than $51.187 (85% of the initial share price), meaning the final share price has declined from the initial share price by more than the buffer amount of 15%:
$1,000 x (share performance factor  + 15%)
Because the share performance factor will be less than 85% in this scenario, this amount will be less than the stated principal amount of $1,000, subject to the minimum payment at maturity of $150 per security.

Upside payment:	$390 per security (39% of the stated principal amount)
Share percent change:	(final share price – initial share price) / initial share price
Buffer amount:	15%
Share performance factor :	final share price / initial share price
Initial share price:	$60.22, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	February 24, 2015, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares
Maximum payment at maturity:	None
Minimum payment at maturity:	$150 per security
CUSIP:	617482RK2
ISIN:	US617482RK21
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$1,000	$30	$970
Total	$2,215,000	$66,450	$2,148,550
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $30 for each security they sell.  For additional information, see “Description of Securities–Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 684 dated February 17, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.